EXHIBIT 99.1

NEWS

Contacts:
Media
Robert W. Grupp
610-738-6402
rgrupp@cephalon.com

Investors
Robert (Chip) Merritt
610-738-6376
cmerritt@cephalon.com

For Immediate Release

Cephalon Provides Update Related to Final NUVIGIL™ Labeling

Frazer, PA — December 7, 2006 — Cephalon, Inc. (Nasdaq: CEPH) announced today that the Division of Neurology Products of the U.S. Food and Drug Administration (FDA) has informed the company that it is continuing to evaluate the single case of serious rash reported in a SPARLON™ (modafinil) Tablets [C-IV] clinical study.  The division has requested additional information to help place this isolated case in the context of the safety profile for modafinil that has been established over more than a decade of commercial use.  The division has not requested any additional information related to NUVIGIL (armodafinil) Tablets and is working with the company to finalize the product’s label.

“We are pleased that the agency continues to work with us and outside experts in trying to better understand this case in the context of modafinil’s generally benign side effect profile,” said Dr. Lesley Russell, Executive Vice President, Worldwide Medical and Regulatory Operations. “Although this submission may be considered a major amendment and result in an extension of the December 31, 2006 PDUFA date, we see this as an important opportunity to ensure that the final label for NUVIGIL reflects the actual medical condition of this child.”

As the company disclosed in its November 2, 2006 earnings conference call, it has had discussions with the FDA concerning this case.  The company is in the process of collecting the requested information and expects to make the submission to the FDA within the next few weeks.  On May 1, 2006, the company announced that it had received an approvable letter from the FDA for the NDA requesting approval of NUVIGIL for the treatment of excessive sleepiness associated with narcolepsy, obstructive sleep apnea/hypopnea syndrome (OSA/HS) and shift work sleep disorder (SWSD).  FDA approval of NUVIGIL is contingent upon finalizing the product label.

The company’s previously issued 2007 sales and earnings guidance will remain in effect, notwithstanding any delay in the PDUFA date that may result from this submission.  As previously disclosed, the company expects to initiate in 2007 new clinical programs with NUVIGIL in fatigue and cognition, with the longer-term objective of expanding NUVIGIL’s label.

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SOURCE: Cephalon, Inc.   •   41 Moores Road   •   Frazer, PA 19355   •   (610) 344-0200   •   Fax (610) 344-0065

About NUVIGIL

NUVIGIL is a single-isomer formulation of modafinil, the active pharmaceutical ingredient contained in PROVIGIL. The NUVIGIL NDA is based on positive results of four double-blind, randomized, placebo-controlled studies in patients with excessive sleepiness associated with either narcolepsy, SWSD or OSA/HS. In these studies, NUVIGIL was generally well tolerated, with a safety profile consistent with that observed in studies of PROVIGIL. The most common adverse effects observed included headache, nausea, dizziness, insomnia and anxiety.

NUVIGIL is protected by a composition of matter patent that will expire on December 18, 2023 and covers a novel polymorphic form of armodafinil, the active pharmaceutical ingredient in NUVIGIL.

Cephalon, Inc.

Founded in 1987, Cephalon, Inc. is an international biopharmaceutical company dedicated to the discovery, development and marketing of innovative products in four core therapeutic areas: central nervous system, pain, oncology and addiction. Cephalon currently employs approximately 3,000 people in the United States and Europe. U.S. sites include the company’s headquarters in Frazer, Pa., and offices, laboratories or manufacturing facilities in West Chester, Pa.; Salt Lake City, and suburban Minneapolis. Cephalon’s European headquarters are located in Maisons-Alfort, France.

The company currently markets six proprietary products in the United States: PROVIGIL® (modafinil) Tablets [C-IV], FENTORA™ (fentanyl buccal tablet) [C-II], ACTIQ® (oral transmucosal fentanyl citrate) [C-II], GABITRIL® (tiagabine hydrochloride), TRISENOX® (arsenic trioxide) injection, and VIVITROL® (naltrexone for extended-release injectable suspension). Full prescribing information on its U.S. products is available at http://www.cephalon.com or by calling 1-800-896-5855.

In addition to historical facts or statements of current condition, this press release may contain forward-looking statements.  Forward-looking statements provide Cephalon’s current expectations or forecasts of future events.  These may include statements regarding anticipated scientific progress on its research programs; development of potential pharmaceutical products; interpretation of clinical results; prospects for regulatory approval, including the timing of the submission of additional data to FDA, the possibility of a delay in the NUVIGIL PDUFA action date and the likelihood that the final label for NUVIGIL reflects the actual medical condition of the single case of serious rash seen in the SPARLON clinical trials; manufacturing development and capabilities; market prospects for its products; sales and earnings guidance; and other statements regarding matters that are not historical facts.  You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” or other words and terms of similar meaning.  Cephalon’s performance and financial results could differ materially from those reflected in these forward-looking statements due to general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries as well as more specific risks and uncertainties facing Cephalon such as those set forth in its reports on Form 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission.  Given these risks and uncertainties, any or all of these forward-

looking statements may prove to be incorrect.  Therefore, you should not rely on any such factors or forward-looking statements.  Furthermore, Cephalon does not intend to update publicly any forward-looking statement, except as required by law.  The Private Securities Litigation Reform Act of 1995 permits this discussion.

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